Exhibit 99.1

            NEWS RELEASE

            Company Contact:

            Gastar Exploration Inc.

            J. Russell Porter, Chief Executive Officer

            713-739-1800 / rporter@gastar.com

            Investor Relations Counsel:

            Lisa Elliott / lelliott@DennardLascar.com

            Anne Pearson / apearson@DennardLascar.com

            Dennard-Lascar Associates: 713-529-6600

GASTAR EXPLORATION ANNOUNCES ADDITION OF TWO NEW INDEPENDENT DIRECTORS

HOUSTON, August 8, 2014 – Gastar Exploration Inc. (NYSE MKT: GST) announced today that its board of directors (the “Board) expanded the size of the Board from five to seven members and appointed Dr. Stephen A. Holditch and Mr. Jerry R. Schuyler to the Board effective August 8, 2014.

Dr. Holditch is currently Professor Emeritus of Petroleum Engineering at Texas A&M University and previously was the Chairman of the Department of Petroleum Engineering at Texas A&M. Dr. Holditch is an internationally known and well-respected expert in the field of unconventional oil and gas technologies focused on resource recovery. He began his career with Shell Oil Company and founded S.A. Holditch & Associates in 1977, which he later sold to Schlumberger Limited. Dr. Holditch served as a Schlumberger Fellow from 2000 to 2003.

Mr. Schuyler is a petroleum engineer with over 30 years of operations and management experience. He began his career with Atlantic Richfield Company, where he managed and led domestic and international subsidiaries from 1977 to 2000. He has also held senior management positions with Dominion Exploration & Production, Inc., St. Mary’s Land & Exploration Company and, most recently, retired as the President and Chief Operating Officer for Laredo Petroleum, Inc. Mr. Schuyler currently serves on the board of directors of Rosetta Resources, Inc. and Gulf Coast Energy Resources, Inc.

John Selser, Chairman of the Board of Directors of Gastar, commented, “On behalf of the Board of Directors of Gastar Exploration, we welcome our two new directors. Both have exemplary qualifications and complement an already strong board. We look forward to working with them and for them to contribute to the continued success of Gastar Exploration.”

J. Russell Porter, Gastar’s President and Chief Executive Officer, added, “We are very pleased that Steve and Jerry have agreed to join Gastar’s Board of Directors. Their technical expertise and experience will be invaluable as we move into the exploitation phase of our Marcellus, Utica/Point Pleasant, Hunton, Woodford and Meramec assets. Our ability to continue to attract such respected and experienced members of the energy industry is a tribute to the quality of the assets and staff we have assembled.”

About Gastar Exploration

Gastar Exploration Inc. is an independent energy company engaged in the exploration, development and production of oil, natural gas, condensate and natural gas liquids in the United States. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves such as shale resource plays. Gastar is currently pursuing development within the primarily oil-bearing reservoirs of the Hunton Limestone horizontal oil play in Oklahoma and the development of liquids-rich natural gas in the Marcellus Shale play and dry gas in the Utica Shale play in West Virginia. For more information, visit Gastar’s website at www.gastar.com.

Forward Looking Statements

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or fourth party consents; risks relating to our ability to integrate acquired assets with ours and to realize the anticipated benefits from such acquisitions; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission (“SEC”), available at the SEC’s website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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